                                                                      EXHIBIT 2



                            STOCK PURCHASE AGREEMENT

        THIS AGREEMENT is made as of the 21st day of February, 2002, by and among Canopy Group, Inc. ("Canopy"), Jan E. Newman ("Newman"), Island Park LP ("Island Park") and Moon Shadow, L.P. ("Moon Shadow," and together with Canopy, Newman and Island Park, the "Sellers"), and TCV IV, L.P. and TCV IV Strategic Partners, L.P. (collectively, the "Purchasers").

        THE PARTIES HEREBY AGREE AS FOLLOWS:

        1. Purchase and Sale of Stock.

           1.1 Sale of Shares. Subject to the terms and conditions of this Agreement, the Purchasers agree, to purchase at the Closing and each Seller severally agrees to sell to the Purchasers at the Closing, such number of shares and type of securities (the "Shares") of Altiris, Inc. (the "Company") as is set forth opposite their respective names on Schedule I hereto for a purchase price of $7.50 per share (the "Purchase Price").

           1.2 Closing. The purchase and sale of the Shares shall take place at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, 610 Lincoln Street, Waltham, MA 02451, at 10:00 a.m., on February 21, 2002, or at such other time and place as the Sellers and Purchasers hereto mutually agree upon orally or in writing (which time and place are designated as the "Closing"). Consummation of the Closing shall be conditioned upon, and shall be deemed to take place simultaneously with the closing under the Series B Preferred Stock Purchase Agreement among the Company and the Purchasers of even date herewith. At the Closing:

               (a) The Sellers shall deliver to the Company stock certificate(s) representing the Shares, duly endorsed to the Purchasers; and

               (b) The Purchasers shall pay to each Seller the aggregate Purchase Price for Shares being purchased from such Seller, by check or wire transfer, or any combination thereof.

        2. Representations and Warranties of Sellers. Each of the Sellers hereby severally represents and warrants to the Purchasers that:

           2.1 Ownership of Shares. Such Seller owns all right, title and interest (legal and beneficial) in and to all of the Shares being sold by them pursuant to this Agreement free and clear of all liens, including, but not limited to, any lien, pledge, claim, security interest, encumbrance, mortgage, assessment, charge, restriction or limitation of any kind, whether arising by agreement, operation of law or otherwise, except for those imposed by applicable federal and state securities laws ("Liens"). Such Seller has the full right, power and authority to sell, transfer, convey, assign and deliver to the Purchasers the Shares being sold by them, and upon payment for such Shares in accordance with this Agreement, the Purchasers will acquire such Shares free and clear of all Liens. Each Seller hereby agrees to take whatever additional actions and execute whatever additional documents that may be necessary or advisable in order to ensure that the representations and warranties of this Section 2.1 are true and correct.

           2.2 Authorization. The execution and delivery of this Agreement, the performance of all obligations of such Seller hereunder, and the sale and delivery of the Shares being sold by them hereunder, has been duly authorized. This Agreement constitutes the valid and legally binding obligation of such Seller, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally and
(ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

           2.3 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of such Seller is required in connection with the consummation of the transactions contemplated by this Agreement.

           2.4 Compliance with Other Instruments. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby will not result in a violation of, or default under, any instrument, judgment, order, writ, decree or contract known to such Seller, or an event that results in the creation of any lien, charge or encumbrance upon the Shares being sold by such Seller. Such Seller has received all consents or waivers necessary to transfer the Shares being sold by such Seller to the Purchasers.

        3. Representations and Warranties of Non-Affiliates. Moon Shadow and Island Park hereby severally represent and warrant to the Purchasers that, as of the Closing, they have beneficially owned the Shares for at least two years and are not and will not have been for at least the three months immediately preceding the Closing an "affiliate" (as defined in Rule 144(a)(1)) of the Company such that neither the Shares purchased from such Seller (nor, where applicable, any shares of Common Stock issuable upon conversion of such Shares) would be considered "restricted securities" (as defined in Rule 144(a)(3)).

        4. Representations and Warranties of the Purchasers. The Purchasers hereby represent and warrant that:

           4.1 Authorization. The execution and delivery of this Agreement, the performance of all obligations of the Purchasers hereunder, and the purchase of the Shares hereunder, have been duly authorized. This Agreement constitutes the valid and legally binding obligation of the Purchasers, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

           4.2 Purchase Entirely for Own Account. Each of the Purchasers hereby confirms that the Shares will be acquired for investment for their own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and such Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchasers further represent that they do not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares.

           4.3 Investment Experience. Each Purchaser is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of this investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares.

           4.4 Accredited Investor. Each Purchaser is an "accredited investor" within the meaning of Securities and Exchange Commission Rule 501 of Regulation D, as presently in effect.

        5. Miscellaneous.

           5.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

           5.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware.

           5.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

           5.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

           5.5 Finder's Fee. Each party represents that it neither is nor will be obligated for any finders' fee or commission in connection with this transaction. Each Seller also severally represents that it has not entered into any agreements for which such Seller would be liable for finders' fees or commissions in connection with this transaction or any other contemplated transaction. The Sellers severally agree to indemnify and hold harmless the Purchasers from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which the Sellers or any of his directors, stockholders, employees or representatives is responsible.

           5.6 Amendment and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the parties hereto.

           5.7 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

           5.8 Entire Agreement. This Agreement constitutes the entire agreement among the parties; provided, however, that the parties hereto hereby acknowledge that as a condition to the sale of Shares hereunder, the Company must effect the sale of Series B Preferred Stock to the Purchasers.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                            [signature page follows]

                               SELLERS:


                               CANOPY GROUP, INC.


                               /s/
                               ------------------------------------------------
                               Name:
                               Title:


                               /s/
                               ------------------------------------------------
                               Jan E. Newman


                               /s/
                               ------------------------------------------------
                               Kevin Turpin


                               /s/
                               ------------------------------------------------
                               James D. Brisk


                               PURCHASERS:


                               TCV IV, L.P.
                               a Delaware Limited Partnership
                               By:  Technology Crossover Management IV, L.L.C.,
                               Its: General Partner



                               By:       /s/
                                  ---------------------------------------------
                               Name:  Robert C. Bensky
                               Title: Attorney in Fact


                               TCV IV STRATEGIC PARTNERS, L.P.
                               a Delaware Limited Partnership
                               By: Technology Crossover Management IV, L.L.C.,
                               Its: General Partner


                               By:    /s/
                                  ---------------------------------------------
                               Name:  Robert C. Bensky
                               Title:  Attorney in Fact





                                SIGNATURE PAGE TO
                            STOCK PURCHASE AGREEMENT

                                   SCHEDULE I


                                                      Series A Convertible
                                   Security Type:        Preferred Stock                             Common Stock
                                          SELLER        CANOPY GROUP, INC.                      CANOPY GROUP, INC.

                                  Cost per Share:        $        7.50                               $        7.50
                                    Total Shares:              565,720                                   1,131,440
                             Total Purchase Cost:        $4,242,900.00                               $8,485,800.00

PURCHASER                             PRO RATA               SHARES               COST                   SHARES             COST
                                    -------------        -------------       -------------           -------------     -------------
TCV IV, L.P.                                96.41%             545,383       $4,090,372.50               1,090,767     $8,180,752.50
TCV IV Strategic Partners, L.P.              3.59%              20,337       $  152,527.50                  40,673     $  305,047.50
                                    -------------        -------------       -------------           -------------     -------------
                Totals                     100.00%             565,720       $4,242,900.00               1,131,440     $8,485,800.00
                                    =============        =============       =============           =============     =============

                                   Security Type:      Common Stock                        Common Stock
                                          SELLER       JAN E. NEWMAN                        ISLAND PARK

                                  Cost per Share:      $        7.50                       $        7.50
                                    Total Shares:            205,000                              50,000
                             Total Purchase Cost:      $1,537,500.00                       $  375,000.00

PURCHASER                             PRO RATA             SHARES            COST              SHARES             COST
                                    -------------      -------------     -------------     -------------     -------------
TCV IV, L.P.                                96.41%           197,631     $1,482,232.50            48,203     $  361,522.50

TCV IV Strategic Partners, L.P.              3.59%             7,369     $   55,267.50             1,797     $   13,477.50
                                    -------------      -------------     -------------     -------------     -------------
                Totals                     100.00%           205,000     $1,537,500.00            50,000     $  375,000.00
                                    =============      =============     =============     =============     =============

                                    Security Type:      Common Stock
                                            SELLER       MOON SHADOW
                                   Cost per Share:      $       7.50
                                     Total Shares:            47,840
                              Total Purchase Cost:      $ 358,800.00

PURCHASER                              PRO RATA            SHARES             COST
                                    -------------      -------------     -------------
TCV IV, L.P.                                96.41%            46,120     $  345,900.00
TCV IV Strategic Partners, L.P.              3.59%             1,720     $   12,900.00
                                    -------------      -------------     -------------
                Totals                     100.00%            47,840     $  358,800.00
                                    =============      =============     =============